Exhibit 99.1

TICC Announces Financial Results for Third Quarter 2007 and Dividend of $0.36 per Share

Net Investment Income Up 9.4% Over Third-Quarter 2006

GREENWICH, CT – 11/07/2007 – Technology Investment Capital Corp. (NASDAQ: TICC) announced today that its Board of Directors has declared a dividend of $0.36 per share for the fourth quarter of 2007.

The dividend is payable as follows:

•	Payable Date: December 31, 2007

•	Record Date: December 10, 2007

In addition, TICC announced today its financial results for the quarter ended September 30, 2007.

HIGHLIGHTS

•	For the three months ended September 30, 2007, we recorded total investment income of approximately $11.0 million, compared to approximately $8.8 million for the third quarter of 2006.

•

For the nine months ended September 30, 2007, we recorded approximately $31.6 million of total investment income and $20.3 million of net investment income compared to $24.5 million of total investment income and $17.7 million of net investment income for the same period in 2006, an increase of approximately 29.0% and 14.5%, respectively.

•

Net investment income for the third quarter of 2007 was approximately $6.7 million or $0.32 per share, up 9.4% from the same quarter in 2006. However, as a result of unrealized depreciation on investments of approximately $11.9 million, we had a net decrease in net assets resulting from operations of approximately $0.24 per share for the third quarter of 2007.

•

We recorded unrealized depreciation on our debt investments in Falcon Communications, Inc. ($7.0 million) and GenuTec Business Solutions, Inc. ($4.0 million), based primarily upon the operating performance and financial condition of these companies. Our debt investment in Falcon was placed on non-accrual status as of September 30, 2007. GenuTec has been on non-accrual since March 31, 2007.

•

Investment originations for the third quarter amounted to approximately $66.8 million, and consisted of 6 investments in new portfolio companies and additional debt investments in 2 existing portfolio companies. The significant investments were as follows:

•	$8.0 million investment in senior secured notes issued by Hyland Software, Inc.

•	$15.0 million investment in senior secured notes issued by WAICCS Las Vegas, LLC.

•

$10.0 million investment in senior secured notes issued by Empire Scaffold, LLC. In connection with this investment, we also committed to invest in an additional $3.0 million in senior notes as Empire Scaffold achieves certain milestones.

•	$11.3 million investment in senior secured notes issued by Intergraph Corporation.

•	$10.0 million investment in senior secured notes issued by Integra Telecomm, Inc.

•	$8.5 million additional investment in senior secured notes issued by Segovia, Inc., an existing portfolio company.

•

At September 30, 2007, the weighted average yield of our debt investments (excluding cash equivalents and assuming no interest income on the investments placed on non-accrual status) was approximately 11.6%.

•

Expenses for the quarter were approximately $4.3 million, including approximately $1.9 million in investment advisory fees and approximately $1.7 million in interest expense, reflecting outstanding borrowings under our credit facility.

•	At September 30, 2007 approximately $138.5 million was outstanding under our credit facility.

•	As of November 6, 2007, we had approximately $146.5 million outstanding under our credit facility.

•

On July 13, 2007, we closed on a public offering of 1,437,500 shares of common stock (including the underwriter’s over-allotment option), resulting in approximately $21.6 million in net proceeds which was used to repay indebtedness owed under our current revolving credit facility.

SUBSEQUENT EVENTS

•

On October 1, 2007, we announced that we intend to change our name to TICC Capital Corp. Once the name change becomes effective, we will no longer maintain a policy to invest, under normal circumstances, at least 80% of the value of our net assets (including the amount of any borrowings for investment purposes) in technology-related companies. The name change is expected to become effective on or about December 3, 2007.

•	On October 15, 2007, we completed a $15.0 million investment in senior secured notes issued by GXS Worldwide, Inc.

•

On October 25, 2007, we completed a $7.2 million investment in senior unsecured notes issued by an existing portfolio company. At the same time, our $3 million equity investment in this company was repurchased, resulting in a realized capital gain of approximately $627,000.

•	On October 25, 2007, the Board of Directors declared a dividend of $0.36 per share for the fourth quarter, payable on December 31, 2007 to shareholders of record as of December 10, 2007.

We will host a conference call to discuss our third quarter results today, Wednesday, November 7th at 10:00 AM EST. Please call 877-407-8031 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-660-6853, the account number is 286 and the access code is 260374.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2006, Form 10-Q for the quarter ended September 30, 2007 and subsequent reports on Form 10-Q as they are filed, each of which are available on the SEC’s website at www.sec.gov.

TECHNOLOGY INVESTMENT CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	September 30, 2007 (unaudited)	December 31, 2006
ASSETS
Investments, at fair value (cost: $400,871,602 @ 9/30/07; $325,660,997 @ 12/31/06)
Non-affiliated/non-control investments ($378,734,843 @ 9/30/07; $303,409,875 @ 12/31/06)	$354,522,038	$303,933,738
Control investments (cost: $22,136,759 @ 9/30/07; $22,251,122 @ 12/31/06)	25,136,759	22,251,122

Total investments at fair value	379,658,797	326,184,860

Cash and cash equivalents	34,144,527	5,181,512
Interest receivable	3,162,271	3,216,305
Prepaid expenses and other assets	241,789	237,069

Total assets	$417,207,384	$334,819,746

LIABILITIES
Investment advisory fee payable to affiliate	$1,917,260	$1,995,517
Dividends payable	—	2,364,699
Securities purchased not settled	1,500,000	0
Accrued interest payable	338,467	458,507
Accrued expenses	571,474	165,678
Loans payable	138,500,000	58,500,000

Total liabilities	142,827,201	63,484,401

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 21,452,740 and 19,705,824 issued and outstanding, respectively	214,527	197,058
Capital in excess of par value	296,194,754	269,909,732
Net unrealized appreciation (depreciation) on investments	(21,212,805)	523,863
Accumulated net realized gains on investments	413,904	320,139
Distributions (in excess of) less than investment income	(1,230,197)	384,553

Total net assets	274,380,183	271,335,345

Total liabilities and net assets	$417,207,384	$334,819,746

Net asset value per common share	$12.79	$13.77

TECHNOLOGY INVESTMENT CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$9,551,803	$8,100,962	$26,904,246	$21,432,020
Interest income - cash and cash equivalents	278,002	108,659	502,551	555,433
Other income	348,114	399,359	1,653,826	2,294,118

Total investment income from non-affiliated/non-control investments	10,177,919	8,608,980	29,060,623	24,281,571

From control investments:
Interest income - debt investments	844,795	183,024	2,529,620	183,024

Total investment income from control investments	844,795	183,024	2,529,620	183,024

Total investment income	11,022,714	8,792,004	31,590,243	24,464,595

EXPENSES
Compensation expense	200,000	222,711	600,000	483,057
Investment advisory fees	1,916,011	1,494,463	5,338,567	4,244,537
Professional fees	280,514	217,160	723,211	746,805
Interest expense	1,670,543	556,664	3,908,331	789,034
General and administrative	234,713	159,523	714,060	468,946

Total expenses	4,301,781	2,650,521	11,284,169	6,732,379

Net investment income	6,720,933	6,141,483	20,306,074	17,732,216

Net change in unrealized appreciation or depreciation on investments	(11,888,743)	308,896	(21,736,667)	909,308

Net realized gains on investments	0	309,210	93,765	245,598

Net (decrease) increase in net assets resulting from operations	$(5,167,810)	$6,759,589	$(1,336,828)	$18,887,122

Net increase in net assets resulting from net investment income per common share:
Basic and Diluted	$0.32	$0.31	$1.00	$0.91
Net (decrease) increase in net assets resulting from operations per common share:
Basic and Diluted	$(0.24)	$0.35	$(0.07)	$0.97
Weighted average shares of common stock outstanding:
Basic and Diluted	21,160,613	19,537,811	20,240,436	19,448,624

TECHNOLOGY INVESTMENT CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Per Share Data
Net asset value at beginning of period	$13.27	$13.81	$13.77	$13.77

Net investment income(1)	0.32	0.31	1.00	0.91
Net realized and unrealized capital gains (losses)(2)	(0.56)	0.04	(1.01)	0.08
Effect of shares issued, net of offering expenses	0.12	0.00	0.11	0.00

Total from investment operations	(0.12)	0.35	0.10	0.99

Total distributions	(0.36)	(0.32)	(1.08)	(0.92)

Net asset value at end of period	$12.79	$13.84	$12.79	$13.84

Per share market value at beginning of period	$15.79	$14.65	$16.14	$15.10
Per share market value at end of period	$13.37	$14.63	$13.37	$14.63
Total return(4)	(13.0)%	2.05%	(11.1)%	3.12%
Shares outstanding at end of period	21,452,740	19,616,153	21,452,740	19,616,153

Ratios/Supplemental Data
Net assets at end of period (000’s)	$274,380	$271,478	$274,380	$271,478
Average net assets (000’s)	$286,264	$270,805	$277,409	$269,226
Ratio of expenses to average net assets(5)	6.01%	3.92%	5.42%	3.33%
Ratio of expenses, excluding interest expense, to average net assets(5)	3.68%	3.09%	3.55%	2.94%
Ratio of net investment income to average net assets(5)	9.39%	9.07%	9.76%	8.78%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Includes rounding adjustment to reconcile change in net asset value per share.
(3)	For tax purposes, we expect that dividends for 2007 will be funded from undistributed net investment income and realized capital gains from 2006, as well as net investment income and realized capital gains. Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of September 30, 2007, approximately $0.03 per share of the Company’s distributions would have been characterized as a tax return of capital to the Company’s stockholders.
(4)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.
(5)	Annualized.

About Technology Investment Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.